QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86494) of American Locker Group Incorporated's 1999 Stock Incentive Plan of our report dated August 30, 2007 (which reports an unqualified opinion and includes an explanatory paragraph as a result of our inability to review the selected quarterly financial data), with respect to the financial statements and financial statement schedule of American Locker Group Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Travis, Wolff & Company, LLP

Dallas, Texas
September 4, 2007

QuickLinks

  Exhibit 23.1